                                                                     Exhibit 22

       HAWAIIAN ELECTRIC INDUSTRIES, INC. o PO BOX 730 o HONOLULU, HI 96808-0730


(LOGO)
Robert F. Clarke
President and
Chief Executive Officer

                                                                  March 10, 1994

Dear Fellow Stockholder:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Stockholders of Hawaiian Electric Industries, Inc.
(HEI). The meeting will be held in the Pacific Ballroom of the IIikai Hotel in Honolulu, Hawaii on April 19, 1994, at 9:30 a.m.

     The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will review significant events of 1993 and their impact on you and your Company. Corporate officers will be available before and after the meeting to talk with you and answer any questions you may have.

     As a stockholder of HEI, it is important that your views be represented. We ask that you promptly sign, date and return the enclosed proxy in the postage prepaid envelope.

     I join the management team of HEI in expressing our appreciation for your confidence and support. I look forward to seeing you at the Annual Meeting in Honolulu.

                                          Sincerely,

                                          ROBERT F. CLARKE
                                          ---------------------
                                          Robert F. Clarke

- --------------------------------------------------------------------------------
HAWAIIAN ELECTRIC INDUSTRIES, INC.
900 RICHARDS STREET                                               [LOGO]
HONOLULU, HAWAII 96813
- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 19, 1994

To the Holders of Common Stock

     Notice is hereby given that the Annual Meeting of Stockholders of Hawaiian Electric Industries, Inc. will be held on Tuesday, April 19, 1994, at 9:30 a.m. in the Pacific Ballroom of the Ilikai Hotel, 1777 Ala Moana Boulevard, Honolulu, Hawaii 96815, for the following purposes:

         1.  To elect four Class I directors.

         2.  To elect the independent auditor of the Company.

         3. To transact such other business as may be properly brought before the meeting.

     Only holders of record of Common Stock at the close of business on February 10, 1994, will be entitled to vote at the meeting. The stock transfer books of the Company will remain open.

     All stockholders are urged to attend the meeting in person or by proxy. It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to SIGN, DATE and RETURN AS SOON AS POSSIBLE the enclosed proxy in the postage prepaid envelope furnished for that purpose.

     Your attention is directed to the Proxy Statement which appears on the following pages.



                                          Betty Ann M. Splinter, Secretary
                                          Hawaiian Electric Industries, Inc.

Honolulu, Hawaii
March 10, 1994

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
Introduction.........................................................................      1
Voting Rights........................................................................      1
Management Proposal 1.
     Election of Class I Directors...................................................      2
Board of Directors
     Committees of the Board.........................................................      6
     Remuneration of Directors and Attendance at Meetings............................      6
     Nonemployee Director Retirement Plan............................................      7
Indemnification and Limitation of Liability..........................................      7
Security Ownership of Directors and Executive Officers...............................      8
Security Ownership of Certain Beneficial Owner.......................................      9
Section 16 Proxy Statement Disclosure................................................      9
Executive Management Compensation....................................................      9
     Summary Compensation Table......................................................     10
     Option Grants in Last Fiscal Year...............................................     11
     Aggregated Option Exercises and Fiscal Year-End Option Values...................     12
     Long-Term Incentive Plan ("LTIP") Awards........................................     13
     Pension Plans...................................................................     14
     Change-in-Control Agreements....................................................     15
     Compensation Committee Report on Executive Compensation.........................     16
     Stockholder Performance Graph...................................................     20
     Compensation Committee Interlocks and Insider Participation.....................     21
Indebtedness of Management...........................................................     22
Transactions with Management and Directors...........................................     23
Management Proposal 2.
     Election of Auditor.............................................................     23
Stockholder Proposals................................................................     23
Other Business.......................................................................     24

                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

INTRODUCTION

     This Proxy Statement is furnished to stockholders by Hawaiian Electric Industries, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held on April 19, 1994, and at all adjournments thereof. The mailing address of the principal executive offices of the Company is P.O. Box 730, Honolulu, Hawaii 96808. This Proxy Statement and the accompanying form of proxy, together with the Company's annual report to stockholders for the fiscal year ended December 31, 1993, are being sent to stockholders commencing approximately March 10, 1994.

     The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

     All of the expenses of the solicitation of proxies for the Annual Meeting will be borne by the Company. The Company may request banks, brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to the beneficial owners of stock of the Company and to request authority for the execution of proxies. In such a case the Company may reimburse such banks, brokerage houses, custodians, nominees and fiduciaries for their expenses. Proxies may be solicited personally, or by telephone, telegram or by mail by certain directors, officers and regular employees of the Company without additional compensation for such services. In addition, the Company has retained
D. F. King & Co., Inc., to assist in the solicitation of proxies for an estimated fee not to exceed $7,000, plus reimbursement of reasonable out-of-pocket expenses.

                                 VOTING RIGHTS

     Only holders of Common Stock of record at the close of business on February 10, 1994, will be entitled to vote. On February 10, 1994, 27,747,718 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on each of the matters presented at the Annual Meeting. Under the By-Laws of the Company, the holders of voting stock of the Company do not have cumulative voting rights in the election of directors.

     If you execute and return the enclosed proxy, you may revoke the proxy before the Annual Meeting at any time by sending a written revocation to the Company. The By-Laws of the Company provide, however, that if you attend the Annual Meeting and wish to vote, your ballot at the meeting will cancel any proxy that you have previously given. Unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable, the shares represented by your proxy will be voted as directed, and if no direction is indicated it will be voted for all management proposals, as set forth in this Proxy Statement. If you wish to give a proxy to someone other than the holders of the Company's proxies, you may cross out all three names appearing on the enclosed proxy and insert the name of another person to vote the shares at the meeting. For your convenience, a self-addressed envelope is enclosed, requiring no postage if mailed within the United States.

     The holders of a majority of the shares of the Company's Common Stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. Electing Class I directors and electing the independent auditor require the affirmative vote of a majority of such quorum. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals. In the case of all other matters brought before the meeting other than the election of directors, abstentions will have the effect of a vote against the proposal.

     The Company has contracted with an affiliate company to act as tabulator for the proxies of the stockholders of record for the Annual Meeting, while D.
F. King & Co. will act as tabulator for broker and bank proxies. The identity and vote of any stockholder shall not be disclosed to any third party except as necessary to meet applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting.

     If you own shares of HEI stock in the Dividend Reinvestment and Stock Purchase Plan (DRIP) and/or the Hawaiian Electric Industries Retirement Savings Plan (HEIRS) (including shares held in the Hawaiian Electric Industries Stock Ownership Plan which was originally adopted as a Tax Reduction Act Stock Ownership Plan ("TRASOP")), your share ownership is shown on the enclosed proxy. The respective plan trustee will vote the shares of stock held in the Plans in accordance with the directions received from shareholders participating in the Plans. For both DRIP and HEIRS (excluding TRASOP), the trustee will vote all the shares of Common Stock for which it has received no voting instruction in the same proportion as it votes shares for which it receives instruction.

              MANAGEMENT PROPOSAL 1. ELECTION OF CLASS I DIRECTORS

     The persons named in the proxy will vote your stock for the election of four directors to serve in Class I of the Company's Board of Directors for terms expiring at the 1997 Annual Meeting and thereafter until their successors are duly elected and qualified.

     Although it is not contemplated that any Board of Directors nominee will decline or be unable to serve, should such a situation arise prior to the meeting, the proxy holders may vote in their discretion for a suitable substitute. Each nominee for director is now serving on the Board.

     The Board of Directors currently consists of 15 persons, divided into three classes of equal size: Class I, Class II, and Class III, with the term of office of one class expiring each year. Based on the recommendation of the Nominating Committee, the Board of Directors has voted not to fill, at this time, the position being vacated by Thurston Twigg-Smith, who has reached the mandatory retirement age of 72 as specified by Board resolution. Therefore, the size of the Board will be decreased from 15 to 14 immediately following Mr. Twigg-Smith's retirement on April 19, 1994, and the size of Class I will be reduced to four. The four Class I directors are being proposed for election for new three-year terms (expiring in 1997) at this Annual Meeting. Terms for all five Class II directors expire in 1995 and for all five Class III directors in 1996.

     The following sets forth the name, age, year first elected or appointed as a director of the Company, positions with the Company or business experience during the past five years, and a list of directorships of the four nominees for Class I directors and of the Class II and III directors who will continue to serve on the Board of Directors pursuant to their prior elections.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS CLASS I DIRECTORS.

NOMINEES FOR CLASS I DIRECTORS --
Terms would end at the 1997 Annual Meeting.






(PHOTO)                    (PHOTO)                    (PHOTO)                    (PHOTO)





ROBERT F. CLARKE           JOHN D. FIELD              A. MAURICE MYERS           RUTH M. ONO, PH.D.
AGE 51                     AGE 68                     AGE 53                     AGE 58
DIRECTOR SINCE 1989        DIRECTOR SINCE 1986        DIRECTOR SINCE 1991        DIRECTOR SINCE 1987
President and chief        Vice president--           President, chief           Vice president of The
executive officer of the   regulatory affairs of      operating officer, and     Queen's Health Systems.
Company. From May 1,       GTE Service Corporation    director of America West
1988, until December 31,   from 1982 until his        Airlines, Inc. From June     Director of American
1990, he was group vice    retirement in October      1985 to December 1993,     Savings Bank, F.S.B.,
president--diversified     1985.                      he was president and       Hawaii Visitors Bureau,
companies of the                                      chief executive officer    Aloha United Way,
Company.                                              of Aloha Airgroup, Inc.    Japanese Cultural Center
                                                                                 of Hawaii, Japan-America
  Chairman of the board                                 Director of Air          Society of Hawaii, Air
of Hawaiian Electric                                  Transport Association of   Force Civilian Advisory
Company, Inc., American                               America.                   Council, Plaza Club,
Savings Bank, F.S.B.,                                                            Keiki Heart Foundation,
Hawaiian Tug & Barge                                                             Urasenke Foundation, The
Corp., Young Brothers,                                                           Tokushukai Medical
Limited, and Malama                                                              Corporation, Leadership
Pacific Corp. President                                                          America National
and director of Hawaiian                                                         Advisory Board, and
Electric Industries                                                              Soroptimist
Charitable Foundation.                                                           International of the
Chairman, 1994 Aloha                                                             Americas Foundation.
United Way Campaign.                                                             Vice chairman of the
Director of Chamber of                                                           board of Queen's
Commerce of Hawaii and                                                           International
PATH Housing Development                                                         Corporation. Honorary
Corporation. Member,                                                             Dean and Visiting
Hawaii Business                                                                  Professor of Toho
Roundtable. Trustee, The                                                         University School of
Nature Conservancy of                                                            Medicine. Member, Board
Hawaii and Hawaii                                                                of Regents, University
  Pacific University.                                                            of Hawaii and the Spark
                                                                                 M. Matsunaga Peace
                                                                                 Foundation Board of
                                                                                 Governors. Trustee, St.
                                                                                 Andrew's Priory.

CLASS II DIRECTORS --
Directors continuing in office with terms ending at the 1995 Annual Meeting.






(PHOTO)                    (PHOTO)                    (PHOTO)                    (PHOTO)                    (PHOTO)





VICTOR HAO LI, S.J.D.      DIANE J. PLOTTS            KELVIN H. TAKETA           JEFFREY N. WATANABE        HARWOOD D. WILLIAMSON
AGE 52                     AGE 58                     AGE 39                     AGE 51                     AGE 62
DIRECTOR SINCE 1988        DIRECTOR SINCE 1987        DIRECTOR SINCE 1993        DIRECTOR SINCE 1987        DIRECTOR SINCE 1985
Co-chairman, Asia          General partner of         Vice president and         Senior partner in the      Group vice
                           Mideast and China          director of the Pacific    law firm of Watanabe,      president--utility
  Pacific Consulting       Trading Company,           Region, The Nature         Ing and Kawashima.         companies of the
Group. From 1981 to        formerly known as          Conservancy and                                       Company. President,
1990, he served as         Hemmeter Investment        executive director of        Director of American     chief executive officer,
president of the East-     Company.                   The Nature Conservancy     Savings Bank, F.S.B.,      and director of Hawaiian
West Center.                                          of Hawaii.                 Hawaiian Electric          Electric Company, Inc.
                             Director of Hawaiian                                Industries Charitable      and chairman of the
  Director of Hawaiian     Electric Company, Inc.,      Director of HISCO, Ltd., Foundation, Grace          boards of Maui Electric
Electric Industries        Malama Pacific Corp. and   Sustainable                Pacific Corporation and    Company, Limited and
Charitable Foundation,     its subsidiary             Conservation, and PATH     affiliates, Suntory        Hawaii Electric Light
Grumman Corp., AES China   companies, Hawaii          Housing Development        Resorts, Inc., Hawaiian    Company, Inc.
Generating Corporation,    Community Foundation,      Corporation.               Host, Inc., Bishop
The Immigrant Center,      Hawaii Theatre Center,                                Museum, Child and Family     Director of American
and Japan-America          University of Hawaii                                  Service--Project           Savings Bank, F.S.B.,
Society of Hawaii.         Foundation Forum/Center                               Philippines,               Hawaiian Tug & Barge
Chairman of the board of   for Strategic and                                     Rehabilitation Hospital    Corp., Young Brothers,
Queen's International      International Studies,                                of the Pacific, Chamber    Limited, Malama Pacific
Corporation. Member,       Plaza Club, and Honolulu                              of Commerce of Hawaii,     Corp., Hawaiian Electric
Board of Managers,         Country Club.                                         PATH Housing Development   Industries Charitable
Mid-Pacific Institute.                                                           Corporation, and the       Foundation, Aloha United
                                                                                 University of Hawaii       Way, First Night
                                                                                 Foundation. Trustee,       Honolulu, and Edison
                                                                                 Children's Television      Electric Institute. Vice
                                                                                 Workshop, Blood Bank of    president and director
                                                                                 Hawaii, Hawaii Maritime    of the Western Energy
                                                                                 Center, Rehabilitation     and Communication
                                                                                 Hospital of the Pacific    Association. Chairman,
                                                                                 Foundation, The Nature     Hawaiian Educational
                                                                                 Conservancy of Hawaii,     Council. Member, Board
                                                                                 The Queen's Medical        of Regents, Chaminade
                                                                                 Center, and the            University of Honolulu.
                                                                                 Smithsonian Institution
                                                                                 National Board. Chairman
                                                                                 of the board of Alger
                                                                                 Foundation. Vice
                                                                                 chairman, 1994 Aloha
                                                                                 United Way Campaign.

CLASS III DIRECTORS --
Directors continuing in office with terms ending at the 1996 Annual Meeting.






(PHOTO)                    (PHOTO)                    (PHOTO)                    (PHOTO)                    (PHOTO)





EDWIN L. CARTER            RICHARD HENDERSON          BEN F. KAITO               BILL D. MILLS              OSWALD K. STENDER
AGE 68                     AGE 65                     AGE 67                     AGE 42                     AGE 62
DIRECTOR SINCE 1985        DIRECTOR SINCE 1981        DIRECTOR SINCE 1981        DIRECTOR SINCE 1988        DIRECTOR SINCE 1993
President and director     President and director     Of counsel in the law      Chairman of the board      Trustee, Kamehameha
  of Bishop Trust          of HSC, Inc. and its       firm of Kaito & Ishida.    and chief executive        Schools/Bishop Estate.
Company, Limited from      subsidiaries.                                         officer of Bill Mills      From 1988 to 1990, he
1984 until his                                          Director of Hawaiian     Development and            served as Senior Advisor
retirement in May 1993.      Director of Hawaiian     Electric Company, Inc.,    Investment Company, Inc.   to the Board of Trustees
                           Electric Company, Inc.,    Malama Pacific Corp. and   From 1986 to 1989, he      of Campbell Estate.
  Director of HEI          Hawaii Electric Light      its subsidiary             was chairman of the
Investment Corp., Hawaii   Company, Inc., Hawaiian    companies, American        board and chief              Director of Affordable
Council on Economic        Tug & Barge Corp., Young   Savings Bank, F.S.B.,      executive officer of       Housing Coalition,
Education, and Aloha       Brothers, Limited, Jones   and Hawaiian Electric      Oceanic Properties, Inc.   Hawaii Community
United Way. Chairman,      Spacelink, Ltd.,           Industries Charitable                                 Reinvestment Corp.,
Board of Regents,          InterIsland Petroleum,     Foundation. Member,          Director of Hawaii       Pacific Housing
Chaminade University of    Inc., Hawaii Island        Committee on Legal and     Theatre Center, Historic   Assistance Corporation,
Honolulu. Director and     Economic Development       Government Affairs,        Hawaii Foundation, and     PATH Housing Development
past president of the      Board, Big Island          Association for Retarded   The Contemporary Museum.   Corporation, Friends of
Aloha Council, Boy         Substance Abuse Council,   Citizens of Hawaii.        Trustee, Hawaii Pacific    Halawa Xeriscape Garden,
Scouts of America.         United Way Statewide                                  University and The         Hawaii Nature Center,
National director and      Association of Hawaii,                                Nature Conservancy of      and Friends of Iolani
past president of the      and Hawaii Island                                     Hawaii. Member, Board of   Palace. Director and
Pacific Region of the      Chamber of Commerce.                                  Governors, Iolani          past president of the
Navy League of the         Treasurer and director                                School.                    American Right of Way
United States. Honorary    of The Island of Hawaii                                                          Association. Trustee,
member and past            YMCA. President and                                                              Cash Assets Trust,
president of the Bishop    trustee, Lyman House                                                             Hawaiian Tax-Free Trust,
Museum Board of            Memorial Museum.                                                                 Pacific Capital Funds,
Directors. Member, Board                                                                                    Historic Hawaii
of Managers, Mid-Pacific     Mr. Henderson was the                                                          Foundation, The Nature
Institute. Trustee and     chairman of the board of                                                         Conservancy of Hawaii,
treasurer, Board of        Ocean Farms of Hawaii,                                                           and Academy of the
Trustees of the Academy    Inc. (OFH), an                                                                   Pacific. Member, Board
of the Pacific.            aquaculture company that                                                         of Governors, Iolani
                           filed a petition in June                                                         School and East-West
                           1992 for voluntary                                                               Center.
                           bankruptcy under Chapter
                           7 of the U.S. Bankruptcy
                           Code. The assets of OFH
                           in the bankruptcy
                           proceedings were
                           abandoned to the secured
                           creditor, and the
                           Trustee was discharged.
                           HSC, Inc. owned an
                           approximate 1% interest
                           in OFH.

                               BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     The Board of Directors has four standing committees: Audit, Compensation, Executive and Nominating.

     The Audit Committee is comprised of six nonemployee directors: Diane J. Plotts, Chairman, and John D. Field, Ben F. Kaito, Victor H. Li, Ruth M. Ono, and Kelvin H. Taketa, members. In 1993, the Audit Committee held five meetings to review with management, the internal auditor and the Company's independent auditor the activities of the internal auditor, the results of the annual audit by the independent auditor and the financial statements which are included in the Company's annual report to the stockholders. The Audit Committee holds such meetings as it deems advisable to review the financial operations of the Company.

     The Compensation Committee is comprised of six nonemployee directors: Edwin
L. Carter, Chairman, and Richard Henderson, Bill D. Mills, A. Maurice Myers, Oswald K. Stender, and Jeffrey N. Watanabe, members. In 1993, the Compensation Committee held two meetings and reviewed the current salary administration policies and compensation strategy of the Company. See pages 16 to 19 for the Compensation Committee Report on Executive Compensation.

     The Executive Committee is comprised of six nonemployee directors and one employee director. The six nonemployee directors are: Thurston Twigg-Smith (who is not standing for re-election as a director), Chairman, and Edwin L. Carter, Richard Henderson, Ben F. Kaito, Diane J. Plotts, and Jeffrey N. Watanabe, members. Robert F. Clarke is the employee director member of the Committee. In 1993, the Executive Committee held four meetings to review and discuss organizational and other matters. The Executive Committee possesses and exercises such powers of the Board as are expressly delegated to it by the Board from time to time and is responsible for considering and making recommendations to the Board concerning any questions relating to the business and affairs of the Company.

     The Nominating Committee is comprised of three nonemployee directors:
Richard Henderson, Chairman, and Ben F. Kaito and Thurston Twigg-Smith, members. In 1993, the Nominating Committee held one meeting. The Nominating Committee recommends to the Board of Directors the slate of directors to be submitted to the stockholders at the Annual Meeting. The Committee will consider nominees for director from all sources, including stockholders. Stockholders who wish to suggest nominees should write to the Company's Nominating Committee, in care of the Secretary, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808. Such recommendations must be received by December 12, 1994, to be considered for the 1995 Annual Meeting of Stockholders.

REMUNERATION OF DIRECTORS AND ATTENDANCE AT MEETINGS

     In 1993, the nonemployee directors were paid a retainer of $12,000, one-half of which was distributed in the Common Stock of the Company pursuant to the Nonemployee Director Stock Plan and one-half of which was distributed in cash. The number of shares of stock distributed to each director was based on a price of $38.27 per share, which is equal to the average of the daily high and low sales prices of HEI Common Stock for all trading days in March 1993, divided into $6,000, with a cash payment made in lieu of any fractional share. In addition, a fee of $700 was paid in cash to each director for each Board and Committee meeting attended by the director. Chairmen of the respective Committees were paid an additional $100 for each Committee meeting attended. Effective May 1, 1994, members of the Board of Directors who are employees of the Company will no longer be compensated for attendance at any meetings of the Board or Committees of the Board.

     In 1993, there were twelve regular monthly meetings and four special meetings of the Board of Directors. All incumbent directors attended at least 75% of the total number of meetings of the Board and Committees on which they served, except Bill D. Mills and Oswald K. Stender.

NONEMPLOYEE DIRECTOR RETIREMENT PLAN

     The Nonemployee Director Retirement Plan, which is not funded, was established in 1989 and provides certain retirement benefits to nonemployee directors of the Company or any subsidiary of the Company that elects to participate in the Plan. No director who serves as an officer or employee of the Company or any of its subsidiaries is entitled to receive benefits under the Plan. Nonemployee directors who have served for at least five consecutive full years (including years prior to adoption of the Plan) and who meet the other requirements of the Plan receive, upon retirement from service as a nonemployee director or age 65, whichever is later, payments each year in an amount equal to the annual retainer which was established for the year in which the nonemployee director retired. The annual payments will continue to be paid for a period equal to the number of years of active service accumulated by a nonemployee director as provided in the Plan or terminate in the event of the nonemployee director's death. No amounts have yet been paid or distributed pursuant to the Plan to any former nonemployee director.

                  INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Company has entered into Indemnity Agreements with each of the Company's directors and executive officers in substantially the form approved by stockholders at the 1989 Annual Meeting. Each Indemnity Agreement provides for mandatory indemnification of the director or officer to the fullest extent authorized or permitted by law, including indemnification against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action by or in the right of the Company. The Indemnity Agreement provides for the mandatory payment of expenses incurred by the director or officer in defending a threatened or actual proceeding before its final disposition, subject to the obligation to repay such expenses if it is later determined that the officer or director is not entitled to indemnification.

     Each Indemnity Agreement specifically excludes indemnification (i) with respect to proceedings initiated by the officer or director unless the Board of Directors determines indemnification to be appropriate; (ii) with respect to amounts covered by insurance or payable otherwise than under the Indemnity Agreement; (iii) on account of profits made from the purchase or sale of stock by a director or officer which are subject to the "short-swing profits" liability provisions of federal or state securities laws; (iv) on account of an action or omission of the officer or director finally adjudicated to be willful misconduct or to have been knowingly fraudulent or deliberately dishonest; or
(v) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not permitted by law. In addition, the Securities and Exchange Commission takes the position that indemnification against liability arising under the Securities Act of 1933 is contrary to public policy and is unenforceable.

     At the 1990 Annual Meeting, the stockholders approved a proposal to amend the Restated Articles of Incorporation of the Company to add a new Article Fourteenth eliminating the personal liability of its directors for monetary damages to the fullest extent permitted by Hawaii law.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the shares of Common Stock beneficially owned by each nominee and director, named executive officers as listed in the Summary Compensation Table on page 10, and by directors and executive officers as a group, as of February 10, 1994, based on information furnished by the respective individuals.

                                                                               AMOUNT OF
                                                                              COMMON STOCK
                           NAME OF INDIVIDUAL                                AND NATURE OF
                                OR GROUP                                  BENEFICIAL OWNERSHIP      TOTAL
- ------------------------------------------------------------------------  --------------------     -------
NONEMPLOYEE DIRECTORS
Edwin L. Carter.........................................................           2,171(a)          2,171
                                                                              ----------
John D. Field...........................................................             671(a)
                                                                                   1,001(b)
                                                                                   1,944(d)          3,616
                                                                              ----------
Richard Henderson.......................................................           1,173(a)          1,173
                                                                              ----------
Ben F. Kaito............................................................           1,549(a)          1,549
                                                                              ----------
Victor Hao Li...........................................................             766(a)
                                                                                     218(c)            984
                                                                              ----------
Bill D. Mills...........................................................           2,732(a)
                                                                                       4(c)          2,736
                                                                              ----------
A. Maurice Myers........................................................              45(a)
                                                                                     671(b)            716
                                                                              ----------
Ruth M. Ono.............................................................           1,527(a)          1,527
                                                                              ----------
Diane J. Plotts.........................................................             921(a)            921
                                                                              ----------
Oswald K. Stender.......................................................             350(a)
                                                                                     300(b)            650
                                                                              ----------
Kelvin H. Taketa........................................................           1,044(a)          1,044
                                                                              ----------
Thurston Twigg-Smith....................................................           2,579(a)
                                                                                   1,254(c)          3,833
                                                                              ----------
Jeffrey N. Watanabe.....................................................             766(a)
                                                                                     407(b)
                                                                                       2(c)
                                                                                     885(e)          2,060
                                                                              ----------
EMPLOYEE DIRECTORS AND EXECUTIVE OFFICERS
Robert F. Clarke........................................................           5,830(a)
                                                                                   4,966(b)
                                                                                  84,516(f)         95,312
                                                                              ----------
Harwood D. Williamson...................................................          11,735(a)
                                                                                  58,322(f)         70,057
                                                                              ----------
OTHER NAMED EXECUTIVE OFFICERS
Edward J. Blackburn.....................................................           2,800(a)
                                                                                  39,494(f)         42,294
                                                                              ----------
Peter C. Lewis..........................................................           3,593(a)
                                                                                     227(c)
                                                                                   4,430(f)          8,250
                                                                              ----------
Robert F. Mougeot.......................................................           2,455(a)
                                                                                  15,668(f)         18,123
                                                                              ----------
All directors and executive officers as a group (23 persons)............          46,277(a)
                                                                                   7,358(b)
                                                                                   2,429(c)
                                                                                   1,944(d)
                                                                                     885(e)
                                                                                 210,536(f)        269,429*
                                                                              ----------

- ---------------

 * The current directors and executive officers of Hawaiian Electric Industries as a group beneficially owned 0.97% of the Company's Common Stock on February 10, 1994, and no one director or officer owned more than 0.3% of such stock.

(a) Sole voting and investment power.

(b) Shared voting and investment power (shares registered in name of respective individual and spouse).

(c) Shares owned by spouse, children or other relatives sharing the home of the director or an officer in the group and in which personal interest of the director or officer is disclaimed.

(d) Mr. Field is co-trustee of the Catharine P. Field Trust and shares voting and investment powers over the 1,944 shares.

(e) Mr. Watanabe is sub-trustee of the Jeffrey N. Watanabe Profit Sharing Plan Sub-Trust and has sole voting and investment powers over the 885 shares.

(f) Stock options, including accompanying dividend equivalent shares, exercisable within 60 days after February 10, 1994, under the 1987 Stock Option and Incentive Plan, as amended.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER

     The following table sets forth information as to the beneficial ownership of each person known to the Company to own more than 5% of the outstanding Common Stock as of December 31, 1993.

                                      SHARES
                                   BENEFICIALLY     PERCENT OF
       NAME AND ADDRESS              OWNED(1)         CLASS
- -------------------------------    ------------     ----------
Franklin/Templeton                   1,819,180         6.6%
  Group of Funds
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, California 94403

- ---------------

(1) This information is based on a Schedule 13G, dated January 28, 1994, filed with the Securities and Exchange Commission that discloses that the Franklin/Templeton Group of Funds has sole voting power over 1,818,180 shares and shared dispositive power over 1,819,180 shares.

                     SECTION 16 PROXY STATEMENT DISCLOSURE

     Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors, and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based on a review of Section 16 forms filed by its reporting persons during the last fiscal year, the Company believes that its reporting persons complied with all applicable Section 16 filing requirements.

                       EXECUTIVE MANAGEMENT COMPENSATION

     The Executive Management Compensation section contains the following tables and a graph: Summary Compensation Table; Option Grants in Last Fiscal Year; Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values; Long-Term Incentive Plan -- Awards in Last Fiscal Year; and Stockholder Performance Graph. Also included in this section of the Proxy Statement is a Pension Plan Table, a report on Change-in-Control agreements, a report on executive compensation which has been issued by the Compensation Committee of the Board of Directors, and a discussion of Compensation Committee Interlocks and Insider Participation.

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the annual and long-term compensation of the chief executive officer and the four other most highly compensated executive officers of the Company serving at the end of 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                -----------------------
                                                    ANNUAL COMPENSATION
                                               ------------------------------     AWARDS
                                                                       OTHER    ----------    PAYOUTS       ALL
                                                                      ANNUAL    SECURITIES   ----------    OTHER
                                                                      COMPEN-   UNDERLYING      LTIP      COMPEN-
          NAME AND PRINCIPAL                   SALARY(1)   BONUS(2)   SATION(3) OPTIONS(4)   PAYOUTS(5)   SATION(6)
               POSITION                 YEAR      ($)        ($)        ($)        (#)          ($)         ($)
- --------------------------------------  ----   ---------   --------   -------   ----------   ----------   -------
Robert F. Clarke......................  1993   $403,800    $160,578   $  -0-      15,000      $     --    $10,942
President & CEO                         1992    374,800        -0-       -0-      75,000           -0-       -0-
                                        1991    307,859        -0-        --      15,000        64,043        --
Harwood D. Williamson.................  1993    341,333        -0-    68,544       8,000            --    18,843
Group V.P.--Utility Companies           1992    316,666     37,288    62,750      48,000           -0-       -0-
                                        1991    264,669        -0-        --       8,000        55,951        --
Edward J. Blackburn...................  1993    228,567     75,978       -0-       8,000            --    14,136
Group V.P.--Diversified Companies       1992    212,333        -0-       -0-      38,000           -0-       -0-
                                        1991    190,000        -0-        --       8,000        22,725        --
Robert F. Mougeot.....................  1993    195,666     41,059       -0-       5,000            --     5,517
Financial Vice President                1992    182,000        -0-       -0-       5,000           -0-       -0-
                                        1991    168,000        -0-        --       5,000        34,250        --
Peter C. Lewis........................  1993    171,333     40,006       -0-       5,000            --    10,320
V.P.--Administration                    1992    162,833        -0-       -0-       5,000           -0-       -0-
                                        1991    153,166        -0-        --       5,000        25,578        --

- ---------------

(1) Includes directors' fees of $23,800 in 1993 and $24,800 in 1992 for Mr. Clarke; directors' fees of $28,000 in 1993 and $25,000 in 1992 for Mr. Williamson; and directors' fees of $4,900 in 1993 and $4,000 in 1992 for Mr. Blackburn.

(2) The named executive officers are eligible for an incentive award under the Company's annual Executive Incentive Compensation Plan ("EICP"). A decision on EICP bonus payouts is made at the beginning of each year for the previous year's performance period.

(3) Covers interest earned on deferred compensation and includes above-market earnings in the amount of $57,498 for 1992 and $63,467 for 1993 on deferred annual and long-term incentive plan payouts for Mr. Williamson.

(4) Includes special one-time, premium-priced grant without dividend equivalents for Messrs. Clarke, Williamson and Blackburn in 1992. Other options granted in 1992 and earlier years contained dividend equivalents as further described in Option Grants in Last Fiscal Year, on page 11.

(5) LTIP payouts are determined in April each year for the 3-year cycle ending on December 31, of the previous calendar year. In 1993, no LTIP payouts were received for the 1990-1992 performance cycle because none of the minimum earnings threshold levels were achieved. The determination of whether there will be a payout under the 1991-1993 LTIP will not be made until April of this year.

(6) Represents amounts accrued by the Company in 1993 for certain death benefits provided to the named executive officers, as more fully covered in the Compensation Committee Report on page 19 under the heading, "Other Compensation Plans". In 1991 and 1992, the Company did not accrue for these benefits.

OPTION GRANTS IN LAST FISCAL YEAR

     Set forth in the following table is information on the stock options which were granted to the five named executive officers in 1993, all of which were nonqualified stock options. The practice of granting stock options, which include dividend equivalent shares, has been followed each year since 1987.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              NUMBER OF
                              SECURITIES    PERCENT OF                                     GRANT
                              UNDERLYING   TOTAL OPTIONS                                   DATE
                               OPTIONS      GRANTED TO     EXERCISE                       PRESENT
                              GRANTED(1)   EMPLOYEES IN      PRICE                       VALUE(2)
                                 (#)        FISCAL YEAR    ($/SHARE)   EXPIRATION DATE      ($)
                              ----------   -------------   ---------   ----------------  ---------
     Robert F. Clarke.......    15,000           12%        $ 38.27    April 12, 2003    $ 144,900
     Harwood D. Williamson..     8,000            7           38.27    April 12, 2003       77,280
     Edward J. Blackburn....     8,000            7           38.27    April 12, 2003       77,280
     Robert F. Mougeot......     5,000            4           38.27    April 12, 2003       48,300
     Peter C. Lewis.........     5,000            4           38.27    April 12, 2003       48,300

- ---------------

(1) For the 41,000 option shares granted with an exercise price of $38.27 per share, additional dividend equivalent shares are granted at no additional cost throughout the four-year vesting period (vesting in equal installments) which begins on the date of grant. Dividend equivalents are computed, as of each dividend record date, both with respect to the number of shares under the option and with respect to the number of dividend equivalent shares previously credited to the participant and not issued during the period prior to the dividend record date. Accelerated vesting is provided in the event a Change-in-Control occurs. No stock appreciation rights have been granted under the Company's current benefit plans.

(2) Based on a Binomial Option Pricing Model which is a variation of the Black-Scholes Option Pricing Model. For the stock options granted with a 10-year option period, an exercise price of $38.27, and with additional dividend equivalent shares granted for the first four years of the option, the Binomial Value is $9.66 per share. The following assumptions were used in the model: Stock Price: $38.27; Exercise Price: $38.27; Term: 10 years;
    Volatility: .55; Interest Rate: 6.0%; and Dividend Rate: 6.4%. The following were the valuation results: Binomial Option Value: $5.03; Dividend Credit
    Value: $4.63; and Total Value: $9.66.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table shows the stock options, including dividend equivalents, exercised by the named executive officers in 1993. Also shown is the number and value of unexercised options and dividend equivalents at the end of 1993. Under the Stock Option and Incentive Plan, dividend equivalents have been granted to each executive officer as part of the stock option award, except for the one-time, premium-priced grants to Messrs. Clarke, Williamson and Blackburn in May 1992.

     Dividend equivalents permit a participant who exercises a stock option to obtain at no additional cost, in addition to the option shares, the amount of dividends declared on the number of shares of Common Stock with respect to which the option is exercised during the period between the grant and the exercise of the option. Dividend equivalents are computed, as of each dividend record date throughout the four-year vesting period (vesting in equal installments), which begins on the date of grant, both with respect to the number of shares underlying the option and with respect to the number of dividend equivalent shares previously credited to the executive officer and not issued during the period prior to the dividend record date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                          OPTIONS (INCLUDING           IN THE MONEY OPTIONS
                                                                        DIVIDEND EQUIVALENTS)    (INCLUDING DIVIDEND EQUIVALENTS)
                              DIVIDEND                      VALUE         AT FISCAL YEAR-END         AT FISCAL YEAR-END(1)(2)
                SHARES      EQUIVALENTS       VALUE        REALIZED     ----------------------   --------------------------------
               ACQUIRED       ACQUIRED      REALIZED     ON DIVIDEND         EXERCISABLE/                  EXERCISABLE/
             ON EXERCISE    ON EXERCISE    ON OPTIONS    EQUIVALENTS        UNEXERCISABLE                 UNEXERCISABLE
                 (#)            (#)            ($)           ($)                 (#)                           ($)
             ------------   ------------   -----------   ------------   ----------------------   --------------------------------
Robert F.
 Clarke......    --            --             --             --              84,204/38,700               $ 151,750/72,955
Harwood D.
Williamson...    --            --             --             --              58,117/21,379                 117,711/38,916
Edward J.
 Blackburn...    --            --             --             --              39,331/20,587                  38,916/38,916
Robert F.
  Mougeot....    --            --             --             --              15,508/13,955                 103,114/24,319
Peter C.
  Lewis......     4,750         1,282        $ 6,486       $ 46,357           4,347/13,955                  24,319/24,319

- ---------------

(1) All options were in the money (where the option price is less than the closing price on December 31, 1993) except the 1990 stock option grant with dividend equivalents at $36.01 per share, the 1992 stock option grant with dividend equivalents at $35.94 per share, and the 1993 stock option grant with dividend equivalents at $38.27 per share, and the 1992 premium-priced grant without dividend equivalents at $41.00 per share.

(2) Value based on closing price of $35.875 per share on the New York Stock Exchange on December 31, 1993.

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS

     The table below sets forth a listing of LTIP awards made to the named executive officers during 1993. The table shows potential payments that are tied to the achievement of better than average performance over a three-year period relating to three separate goals.

     The three goals are (1) earnings per share (weighted 30%), (2) return on average common equity (weighted 30%), and (3) total return to shareholders (weighted 40%). The Company's performance is measured against the Edison Electric Institute Index of 100 Investor-Owned Electric Companies as of December 31, 1995 ("Peer Group"). This is the same peer group of companies used for the Stockholder Performance Graph shown on page 20. However, the performance of the LTIP Peer Group is calculated on a noncapitalized weighted basis whereas the Stockholder Performance Graph is calculated on a capitalized weighted basis. The LTIP uses a noncapitalized weighted basis so as not to give a disproportionate emphasis to the larger companies in the Edison Electric Institute Index.

     Threshold minimum awards with respect to each goal will be earned if the Company's performance equals 100% of the average performance of the Peer Group with respect to that goal. Maximum awards will be earned on the earnings per share goal if the Company's performance is 130% of the earnings per share average of the Peer Group. Maximum awards will be earned on the return on average common equity and total return to shareholders goals if the Company's performance is 110% of the average of the return on average common equity and total return to shareholders of the Peer Group. Earned awards are distributed in the form of 60% cash and 40% Company Common Stock with the maximum award level for each executive officer ranging from 75% to 100% of the midpoint of the officer's salary grade range at the end of the performance cycle.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                    ESTIMATED FUTURE PAYOUTS
                                                                   ---------------------------
                                           PERFORMANCE CYCLE       THRESHOLD(1)       MAXIMUM
                                              ENDING DATE              ($)              ($)
                                           -----------------       ------------       --------
    Robert F. Clarke.....................       12/31/95             $151,470         $459,000
    Harwood D. Williamson................       12/31/95               79,500          238,500
    Edward J. Blackburn..................       12/31/95               66,000          198,000
    Robert F. Mougeot....................       12/31/95               54,750          164,250
    Peter C. Lewis.......................       12/31/95               45,250          135,750

- ---------------

(1) Assumes meeting minimum threshold on all 3 goals; however, if only one goal (weighted 30%) is met, the minimum threshold estimated future payout would be: Mr. Clarke -- $45,441; Mr. Williamson -- $23,850; Mr.
    Blackburn -- $19,800; Mr. Mougeot -- $16,425; and Mr. Lewis -- $13,575.
    There is no LTIP payout unless the minimum threshold is met on at least one of the three goals.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable upon retirement to all regular employees (including the named executive officers) of the Company and its electric utility subsidiaries not represented by collective bargaining agreements. The table is based on retirement at normal retirement age under the Company's noncontributory, qualified defined benefit pension plan ("Retirement Plan"), as well as the Company's noncontributory, nonqualified excess benefit plan ("Excess Benefit Plan") which provides benefits that would otherwise be denied employees by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and all of its subsidiaries:

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE
                                        --------------------------------------------------
               REMUNERATION               15        20         25         30         35
    ----------------------------------  -------   -------   --------   --------   --------
    $100,000..........................  $30,600   $40,800   $ 51,000   $ 61,200   $ 67,000
     150,000..........................   45,900    61,200     76,500     91,800    100,500
     200,000..........................   61,200    81,600    102,000    122,400    134,000
     250,000..........................   72,167    96,223    120,278    144,334    158,013
     300,000..........................   72,167    96,223    120,278    144,334    158,013
     350,000..........................   72,167    96,223    120,278    144,334    158,013
     400,000..........................   72,167    96,223    120,278    144,334    158,013

     The Retirement Plan provides a monthly retirement pension for life. Benefits are determined by multiplying the product of years of credited service and 2.04% (product not to exceed 67%) times the participant's average base salary for any consecutive 36 months that would produce the highest monthly average (highest monthly average converted to annualized remuneration in the Pension Plan Table above).

     Internal Revenue Code Sections 401(a) and 415 include limits on a participant's maximum compensation that can be recognized under the Retirement Plan and on the maximum amount of benefits a participant can receive from the Retirement Plan. The limit on the maximum salary for 1993 is $235,840, which is reflected in the Pension Plan Table above. During the coming year, the Company intends to adopt a nonqualified excess pay supplemental executive retirement plan designed to provide benefits that cannot be paid from the qualified Retirement Plan.

     As of December 31, 1993, the named executive officers had the following number of years of credited service under the Company's Retirement Plan: Mr. Clarke, 6 years; Mr. Williamson, 37 years; Mr. Blackburn, 6 years; Mr. Mougeot, 5 years; and Mr. Lewis, 25 years.

     The limit on the maximum benefit that a participant can receive from the Retirement Plan under Section 415 for 1993 is $115,641 at retirement age 65. If, at retirement, the annual retirement benefit should exceed this limit, the participant's benefit from the Retirement Plan will be reduced accordingly. However, the amount of this reduction will be paid to each participant from an existing unfunded Excess Benefit Plan designed for this purpose, or under the existing Supplemental Executive Retirement Plan, which is described below.

     The table above shows the estimated combined annual retirement benefits payable to regular employees, including the named executive officers, under the Retirement Plan and Excess Benefit Plan in the form of a straight life annuity at age 65 at various levels of average base salary and years of service. Benefits are in addition to amounts payable by Social Security. The estimates are based on the $235,840 maximum recognizable compensation for 1993. This results in maximum benefits payable under the Retirement Plan and Excess Benefit Plan, combined, of $158,013.

     In 1989, the Company adopted a Supplemental Executive Retirement Plan ("SERP") for certain executive officers as approved by the Compensation Committee of the Board of Directors. Executives who participate in the SERP are not eligible to participate in the Excess Benefit Plan. Under the SERP at age 60, the executive is eligible to receive a benefit of up to 60% (depending on years of credited service) of the participant's average compensation (including amounts received under the annual Executive Incentive Compensation Plan) in the highest three out of the last five years of service, reduced by the participant's primary Social Security benefit and the benefit payable from the Company's Retirement Plan, but in no event less than the benefit that would have been payable under the Excess Benefit Plan. The SERP provides for reduced early retirement benefits at age 50 with 15 years of service or age 55 with no service requirement, and survivor benefits in the form of an annuity in the event of the participant's death after becoming eligible for early retirement. Mr. Williamson is currently approved for coverage under the SERP. Annual retirement benefits in the form of a straight life annuity of approximately $68,000 would be payable to Mr. Williamson under the SERP at age 65 based on his current compensation level. Benefits payable under the SERP are in addition to benefits payable from the Company's Retirement Plan which are limited to $115,641 in 1993 under current provisions of the Internal Revenue Code.

CHANGE-IN-CONTROL AGREEMENTS

     Since 1989, the Company has entered into Change-in-Control Agreements with certain executives, including the executives named in the Summary Compensation Table, to encourage and ensure their continued attention and dedication to the performance of their assigned duties without distraction in the event of potentially disturbing circumstances arising from the possibility of a change-in-control of the Company.

     Each Agreement provides that benefits, compensation and position responsibility of these officers will remain at existing levels for a period of two years following a "Change-in-Control," unless the "Expiration Date" of the Agreement has earlier occurred. A "Change-in-Control" is defined to include a change-in-control required to be reported under the proxy rules in effect on the date of the agreements, the acquisition by a person (as defined under the Securities Exchange Act of 1934) of 25% or more of the voting securities of the Company, or specified changes in the composition of the Board of Directors of the Company following a merger, tender offer or certain other corporate transactions. "Expiration Date" is defined as the earliest to occur of (a) two years after a change-in-control, (b) termination of the executive's employment by the Company for "Cause" (as defined in the Agreement) or by the executive other than for "Good Reason" (as defined in the Agreement), (c) retirement, or
(d) termination of the Agreement by the Company's Board of Directors, or termination of the executive's employment, prior to a change-in-control. If the employment of one of these executives is terminated after a change-in-control and prior to the Expiration Date by the Company other than for cause or disability, or by the executive for good reason, the Company is obligated to provide a lump sum severance equal to 2.99 times the executive's average W-2 earnings for the last five years (or such lesser period that the executive has been employed by the Company), subject to certain limitations. Based on W-2 earnings for the five most recent years (1989-1993), the lump sum severance would be as follows: Mr. Clarke -- $1,255,213; Mr. Williamson -- $1,035,551; Mr. Blackburn -- $662,009; Mr. Mougeot -- $589,453; and Mr. Lewis -- $728,616. In
the event of a change-in-control, all outstanding stock options would become immediately exercisable.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

INTRODUCTION

     Decisions on executive compensation are made by the Compensation Committee of the Board which is composed of six independent nonemployee directors. All decisions by the Compensation Committee are reviewed by the full Board except for decisions about the Company's stock based plans, which must be made solely by the Committee in order to satisfy Securities Exchange Act Rule 16b-3.

     The Committee has retained the services of an independent compensation consulting firm to assist in executive compensation matters.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy with respect to the Company's executive officers, including the chief executive officer, is designed to (1) maintain a compensation program that is equitable in a competitive marketplace,
(2) provide compensation opportunities that integrate pay with the Company's annual and long-term performance goals which reinforce growth in stockholder value, (3) recognize and reward individual initiative and achievements, and (4) allow the Company to attract, retain, and motivate qualified executives who are critical to the Company's success.

     The Committee endorses the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Thus, the Committee has increasingly utilized stock options and stock payouts in the compensation program for the executive officers with a goal of increasing stock ownership over time.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for an annual bonus based on overall Company financial performance as well as individual performance, and (3) the opportunity to earn long-term cash and stock based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and stockholder interests. The second and third elements constitute the "at-risk" portion of the compensation program and are designed to link the interests of the executive with those of the stockholders. This means that total compensation for each executive is variable and may fluctuate significantly from year to year depending on the short-and long-term financial performance of the Company.

BASE SALARY

     Salaries for executive officers are reviewed by the Committee in April of each year in consultation with the Committee's independent compensation consultant. The consultant, at the direction of the Committee, examines the position responsibilities of each incumbent officer position at HEI and each of its subsidiaries against similar positions in similar organizations. All compensation references represent the fiftieth percentile or midpoint of pay practices found in companies which are similar in size and marketplace orientation. The specific surveys used are at the consultant's recommendation based on the consultant's knowledge of appropriate references given the organization's overall compensation philosophy. For executive officers at the holding company level, the competitive references are drawn from compensation surveys of other electric utilities (weighted 75%) and general industry (weighted 25%); for utility executive officers, the competitive references are drawn exclusively from compensation surveys of other electric utilities; for financial institution executive officers, the references are drawn exclusively from compensation surveys of other financial institutions; for interisland freight transportation executive officers, compensation references are drawn from other transportation companies (weighted 50%) and general industry

(weighted 50%); and for real estate related executive officers, the compensation surveys encompass companies within the real estate industry. Based on the information from these surveys, the consultant recommends a salary range for each executive officer position. The midpoint of the range approximates the fiftieth percentile of the survey data and the range has a spread of plus and minus 20% around this midpoint. Actual setting of an executive officer's base salary (except for Robert F. Clarke, President and Chief Executive Officer of
HEI) within the recommended range is based on Mr. Clarke's recommendation and the Committee's approval. Mr. Clarke's recommendation is based on an overall evaluation of each of the other named executive officer's performance during the preceding year. This evaluation is subjective in nature and takes into account all aspects of each of the other named executive officer's responsibilities at the discretion of Mr. Clarke.

     Mr. Clarke's base salary is determined through the Committee's overall evaluation of his performance during the preceding year. This evaluation is subjective in nature and takes into account all aspects of his responsibilities at the total discretion of the Committee. The Committee's consultant provides competitive compensation references from other electric utilities as described in the preceding paragraph and also recommends a salary range consistent with the procedure to establish salary ranges for the other named executive officers. Based on the consultant's recommendation, the Committee has determined that it is not economically feasible to survey all 100 investor-owned electric utilities used in the Stockholder Performance Graph. Instead the consultant provides the Committee with references from two surveys of electric utilities which includes many, but not all, of the 100 investor-owned electric utility companies. These surveys include one conducted by the Edison Electric Institute in which the Company participates and one conducted by Executive Compensation Surveys in which the Company does not participate. Based on the survey data provided by the consultant, the resulting salary range recommendation, and the Committee's overall evaluation of Mr. Clarke's performance during 1992, Mr. Clarke's base salary was raised from an annual rate of $360,000 to an annual rate of $390,000 effective May 1, 1993. The $30,000 increase reflected a merit increase of $20,000 and a market adjustment of $10,000 to align Mr. Clarke's base salary more closely to the midpoint of his salary range. Mr. Clarke's new base salary was approximately 10% below the consultant's findings with respect to the fiftieth percentile of comparable electric utility organizations.

ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

     Under the annual Executive Incentive Compensation Plan ("EICP"), annual incentive awards are granted upon the achievement of financial and nonfinancial performance measures as established by the Committee in the early part of each calendar year. The financial measures are stated in terms of minimum, target and maximum goals and are directly linked to financial operating budgets submitted to the Company's Board of Directors for approval in December of the previous year. Predominantly, the financial measures are earnings related for all executive officers and include criteria such as earnings per share for the holding company and net income for subsidiary operations. Different financial goals are set for some of the named executive officers based on their specialized areas of responsibility. Nonfinancial measures are based on individual objectives established for each executive officer, except for Mr. Clarke, and are related primarily to each officer's individual area of responsibility and are approved by the Committee. Mr. Clarke makes a recommendation to the Committee each year as to whether the other named executive officers have achieved their nonfinancial individual goals.

     The EICP has a minimum financial performance threshold linked to net income or earnings per share (based on whether measurement is at the subsidiary or holding company level) which must be achieved before a bonus can be considered. The maximum awards under the EICP differ for each of the named executive officers, ranging from a low of 37% to a high of 60% of base salary for Mr. Clarke. The minimum target and maximum EICP potential award levels for each of the named executive officers are established by the Committee each year based on recommendations from the Committee's independent compensation consultant. The consultant's recommendations are based on an assessment of competitive practices from a cross-section of all industries, including some of the electric utility companies included in the Stockholder Performance Graph.

     Under the 1993 EICP, Mr. Clarke received an award of $160,578. This resulted from achievement of the earnings per share goal (weighted 70%) at a level between minimum and target and the market to book ratio goal (weighted 30%) where the performance was at a level between target and maximum. The EICP award for Mr. Clarke was exclusively based on the foregoing measures. No further adjustment was made by the Committee. Mr. Clarke received no awards under the 1992 EICP and the 1991 EICP as the minimum earnings threshold levels were not achieved in either year.

LONG-TERM INCENTIVE PLAN

     The Company provides a long-term incentive plan ("LTIP") that is linked to the long-term financial performance of the Company. All awards under the LTIP are paid 60% in cash and 40% in HEI Common Stock. The LTIP opportunity is measured against the achievement of financial criteria established by the Committee for a three-year period. A new performance period of three years starts each year. In April 1993, the Committee established the financial measures for the 1993-1995 cycle which included (1) change in earnings per share (weighted 30%), (2) return on average common equity (weighted 30%), and (3) total return to stockholders (weighted 40%), comparing the Company's results against the Edison Electric Institute Peer Group of electric utility companies included in the Stockholder Performance Graph. The three LTIP financial performance goals were selected by the Committee because they represented a meaningful method of reinforcing growth in stockholder value over time. The achievement of each of the three goals was expressed in terms of minimum and maximum levels. The minimum and maximum LTIP potential award levels for each of the named executive officers are established by the Committee each year based on recommendations from the Committee's independent compensation consultant. The consultant's recommendations are based on an assessment of competitive practices from a cross-section of all industries, including some of the electric utility companies included in the Stockholder Performance Graph. These goals are covered in more detail in the discussion of the Long-term Incentive Plan ("LTIP") Awards on page 13. For the three-year cycle ending December 31, 1992, no LTIP award was paid to the named executive officers.

STOCK OPTIONS

     The Committee can grant nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, and dividend equivalents pursuant to the 1987 Stock Option and Incentive Plan of Hawaiian Electric Industries, Inc. (as amended and restated effective April 21, 1992), which was previously approved by the stockholders. To date, only nonqualified stock options and dividend equivalents have been issued under the Plan. Biennially, the Committee requests its independent compensation consultant to assess competitive practices with respect to stock option awards from a cross-section of all industries, including some of the electric utility companies included in the Stockholder Performance Graph. Based on this assessment, the consultant recommends a range of stock option awards for each named executive officer. This range takes into account the fact that a portion of the executive officer's long-term incentive opportunity is delivered through participation in the LTIP. In awarding stock options, the Committee takes into consideration the amount and value of current options outstanding. The awards are intended to retain executive officers and to motivate executive officers to improve long-term stock performance. Awards are granted at average fair market value which is based on the average of the daily high and low sales prices of the Company's Common Stock on the New York Stock Exchange during the calendar month preceding the date of grant. Stock options generally vest in equal installments over a four-year period.

     The 1993 stock option award to Mr. Clarke of 15,000 shares of HEI Common Stock plus dividend equivalents was based on the consultant's recommendation and the independent evaluation of an appropriate award level by the Committee. In this evaluation, the Committee took into account prior awards to Mr. Clarke and an overall subjective evaluation of his job performance. To receive the dividend equivalents which accrue only during the first four years following the stock option award, Mr. Clarke must exercise the stock options.

OTHER COMPENSATION PLANS

     At various times in the past the Company has adopted certain broad-based employee benefit plans and has adopted certain executive retirement and life insurance plans in which its named executive officers participate. Other than the Hawaiian Electric Industries Retirement Savings Plan (which qualifies under
Section 401(k) of the Internal Revenue Code), which offers the Company's Common Stock as one of the investment options to further align employees' and stockholders' long-term financial interests, benefits under these other plans are not tied to Company performance.

     For the named executive officers and certain other employees, the Company provides additional retirement benefits which are discussed on pages 14 and 15. In the event of death during active employment, the Company also provides the named executive officers and certain other employees $50,000 term life insurance plus an amount equal to two times the employee's salary at the date of death, paid by the Company on an after-tax basis to the employee's beneficiary. If the employee dies after retirement, this benefit is reduced to $20,000 term life insurance plus an amount equal to one times the employee's salary at retirement, also on an after-tax basis.

     Finally, the Committee has reviewed the provisions of Section 162(m) of the Internal Revenue Code (IRC), which was enacted in 1993, relating to the $1 million deduction cap for executive salaries and believes that no compensation for the five highest paid named executives will be governed by this regulation during 1994. Compensation alternatives to comply with IRC 162(m) are currently under review by the Committee.

                                SUBMITTED BY THE
                             COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

                           EDWIN L. CARTER, CHAIRMAN
                               RICHARD HENDERSON
                                 BILL D. MILLS
                                A. MAURICE MYERS
                               OSWALD K. STENDER
                              JEFFREY N. WATANABE

STOCKHOLDER PERFORMANCE GRAPH

     Set forth below is a Comparison of Five-Year Cumulative Total Return graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of companies listed on the Standard & Poor's 500 Stock Index and the Edison Electric Institute ("EEI") Index of 100 Investor-Owned Electric Companies. The 100 companies comprising the EEI Index serve 99% of the customers of the investor-owned electric utility industry. The graph is based on the market price of the common stock for all the companies at December 31 each year and assumes that $100 was invested on December 31, 1988, in the Company's Common Stock and the common stock of all the companies and that dividends were reinvested for all companies.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                   AMONG HAWAIIAN ELECTRIC INDUSTRIES, INC.,
            S&P 500 INDEX AND EDISON ELECTRIC INSTITUTE 100 INDEX



 Measurement Period                          S&P 500         EEI 100
(Fiscal Year Covered)          HEI            Index           Index
- ---------------------          ---           -------         -------
Measurement Pt 12/31/88

FYE 12/31/89                  144.54         131.69          129.92

FYE 12/31/90                  121.54         127.60          131.52

FYE 12/31/91                  150.58         166.47          169.39

FYE 12/31/92                  161.70         179.15          182.09

FYE 12/31/93                  165.62         197.21          202.82


*Total return assumes $100 invested on December 31, 1988, in HEI's Common Stock as well as the common stock of the S&P 500 Index and the EEI 100 Index and a reinvestment of dividends for all companies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee serving at the end of 1993 were Edwin L. Carter, Chairman, and Richard Henderson, Bill D. Mills, A. Maurice Myers, Oswald K. Stender, and Jeffrey N. Watanabe, members. Three members of the Compensation Committee, Richard Henderson, Bill D. Mills, and Jeffrey N. Watanabe, are or have been involved in various relationships with the Company.

     American Savings Bank, F.S.B. ("ASB"), a subsidiary of the Company, previously offered preferential loan rates to its directors, including individuals who are also directors or executive officers of the Company. However, in August 1989, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") provided that savings institutions would henceforth be subject to provisions of the Federal Reserve Act which prohibit loans to directors and executive officers of the insured institution or its commonly owned affiliates on terms more favorable than available to the general public.

     The following schedule shows detailed information on a preferential rate loan made by ASB to Mr. Watanabe, whose aggregate indebtedness to ASB exceeded $60,000 during 1993. This loan, which was made prior to the enactment of FIRREA, will not be affected by the new prohibitions against preferential loans unless it is renegotiated or otherwise significantly modified. The first mortgage loan rate was based on ASB's policy for employees and directors using a formula of .50% above the cost of funds or .50% above the AFR (Applicable Federal Rate established by the Internal Revenue Service), whichever is greater.

                                              LARGEST        LOAN
                                               LOAN         AMOUNT                       AVERAGE
                                              AMOUNT      OUTSTANDING                    INTEREST
                                            OUTSTANDING       ON           TYPE OF        RATE
                                            DURING 1993    12/31/93      TRANSACTION     CHARGED
                                            -----------   -----------   --------------   -------
    Jeffrey N. Watanabe..................    $ 328,126     $ 323,179    First Mortgage     7.50%

     In addition, Mr. Watanabe is a senior partner in the law firm of Watanabe, Ing and Kawashima that provided legal services to the Company in 1993.

     Malama Pacific Corp. ("MPC"), a subsidiary of the Company, is engaged in real estate development activities. Several of MPC's subsidiaries have been or are currently involved in partnerships in which Messrs. Henderson and Mills have or had significant interests. All of the transactions described below were negotiated on an arm's length basis and were approved by the disinterested members of the HEI Board.

     Ainalani Associates. Malama Mohala Corp. ("Malama Mohala"), a wholly owned subsidiary of Malama Pacific Corp., and M/D/T BF Limited Partnership ("MDT-BF"), were general partners in Ainalani Associates ("Ainalani"), a general partnership which acquired a joint venture interest and certain development rights, options and/or fee title to land from Blackfield Hawaii, Inc. ("Blackfield"). MDT-BF was the managing partner of Ainalani.

     Mr. Mills owned a majority partnership interest in MDT-BF as one of its limited partners, and was chairman of the board of directors and majority stockholder of MDT, Inc., the sole general partner of MDT-BF.

     On August 17, 1992, Malama Mohala acquired MDT-BF's partnership interest pursuant to a buy-out agreement dated June 23, 1992, and Ainalani was dissolved. The consideration for the transfer of MDT-BF's interest was determined by arbitration by three independent arbitrators on March 31, 1993. The amount of consideration for the transfer was not material to the Company's financial condition and was based primarily on the net present value of MDT-BF's partnership interest in Ainalani as of June 30, 1992.

     Sunrise Estates. Malama Development Corp. ("Malama Development"), a wholly owned subsidiary of Malama Pacific Corp., and HSC, Inc. ("HSC"), are partners in a general partnership known as Sunrise Estates which is currently developing and selling the remaining 9 lots of a development consisting of 165 one-acre agricultural lots in Hilo, Hawaii. HSC is the managing partner of the partnership and received $4,000 in management fees from the venture in 1993. The partnership paid RSM, Inc., an HSC affiliate, $18,000 in sales commissions for lots sold during 1993. Malama Development and HSC have each contributed $200,000 to the partnership, and Malama Development and HSC will share equally in the profits and losses of the partnership. As of December 31, 1993, 95% of the lots were sold. Mr. Henderson and members of his family own, directly or indirectly, approximately 76% of the stock of HSC.

     Sunrise Estates II. Malama Elua Corp. ("Malama Elua"), a wholly owned subsidiary of Malama Pacific Corp., and HSC have entered into a general partnership known as Sunrise Estates II to develop and market approximately 140 one-acre agricultural lots in Hilo, Hawaii, adjacent to the Sunrise Estates development. HSC has assigned its right, title and interest in the property to the partnership at an agreed upon fair market value of $2.7 million, subject to a bank loan of $2.1 million. The property was purchased by HSC in June 1990 for $2.1 million and assigned to Sunrise Estates II in March of 1991. HSC is the managing partner of the partnership. As of December 31, 1993, Malama Elua and HSC have each contributed $300,000 to the partnership, and will share equally in the profits and losses of the partnership. The valuation of the property interest transferred by HSC to the Sunrise Estates II partnership was negotiated and took into account HSC's incurred acquisition, carrying, and development costs as well as existing market conditions.

                           INDEBTEDNESS OF MANAGEMENT

     As disclosed in the above section on Compensation Committee Interlocks and Insider Participation on page 21, ASB previously offered preferential rate loans to its directors, including individuals who are also directors or executive officers of the Company prior to the enactment of FIRREA.

     In addition to Mr. Watanabe, two other directors and one other executive officer (who is also a director) of the Company, whose aggregate indebtedness to ASB exceeded $60,000 at any time during 1993, received these preferential rate loans. Detailed information on these loans is listed below.

                                       LARGEST           LOAN
                                         LOAN           AMOUNT                            AVERAGE
                                        AMOUNT       OUTSTANDING                         INTEREST
                                     OUTSTANDING          ON             TYPE OF           RATE
                                     DURING 1993       12/31/93      TRANSACTION(1)     CHARGED(2)
                                     ------------    ------------    ---------------    -----------
    Robert F. Clarke...............   $   380,784     $   375,570     First Mortgage        7.50%
    Ruth M. Ono....................       190,027         187,409     First Mortgage        7.50
    Thurston Twigg-Smith...........     1,807,653       1,782,969     First Mortgage        7.50

- ---------------

(1) All loans were made prior to the enactment of FIRREA restrictions.

(2) The first mortgage rate is based on ASB's policy for employees and directors using a formula of .50% above the cost of funds or .50% above the AFR (Applicable Federal Rate established by the Internal Revenue Service), whichever is greater.

     ASB has made other loans, established lines of credit and issued credit cards to directors and executive officers of the Company, including some of the individuals identified in the above table, and to members of their immediate families. These loans and extensions of credit have been made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     In addition, ASB has purchased a 25% participation interest in two loans made by Bank of Hawaii to Finance Realty Company, Ltd. ("Finance Realty") and Finance Holdings, Ltd. The family of the spouse of Constance H. Lau, the Treasurer of the Company, owns approximately one-sixth of the common stock of Finance Enterprises, the parent company of Finance Realty and Finance Holdings, Ltd. ASB's 25% participation interest in both loans was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     In addition to the above loans financed by ASB, Robert F. Mougeot, Financial Vice President of the Company, is indebted to the Company in the amount of $165,000 by reason of a loan made to him by the Company in 1989 to finance his purchase of the fee simple interest in his home. The loan is an interest only loan, with interest at 8.01%, with the entire principal balance of the loan due on March 1, 2004.

                   TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

     The real estate development activities of several of the subsidiaries of Malama Pacific Corp. ("MPC") which involve directors of the Company are discussed on pages 21 and 22 in the section on Compensation Committee Interlocks and Insider Participation.

     In addition, one of MPC's subsidiaries is involved in a partnership with a corporation in which the family of an officer of the Company has a significant interest. As previously disclosed, the family of Ms. Lau, the Treasurer of the Company, owns approximately one-sixth of the common stock of Finance Enterprises, the parent company of Finance Realty, Palailai Holdings, Inc. ("PHI"), and Finance Home Builders, Ltd.

     Palailai Associates. The joint venture interest acquired by Ainalani Associates (see page 21 for a discussion on Ainalani Associates) from Blackfield also included an interest in a general partnership known as Palailai Associates ("Palailai"). Ainalani and PHI were equal partners of Palailai and agreed to share profits and losses equally. As a result of Malama Mohala's purchase of MDT-BF's interest in Ainalani, Malama Mohala succeeded to Ainalani's interest in Palailai. PHI is the managing partner of Palailai. PHI's parent company, Finance Realty, received $622,138 in management fees and $582,935 in sales commissions from the venture during 1993. Finance Home Builders, Ltd., a general contractor and affiliate of PHI and Finance Realty, received payments of $10,173,481 during 1993 under its contract with Palailai for the construction of homes.

                   MANAGEMENT PROPOSAL 2. ELECTION OF AUDITOR

     The firm of KPMG Peat Marwick, independent certified public accountants, has been the auditor of the Company since 1981. The Board of Directors recommends the election of KPMG Peat Marwick as the auditor of the Company for the fiscal year 1994 and thereafter until its successor is duly elected.

     Representatives of KPMG Peat Marwick will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the next Annual Meeting must be received by the Company by November 10, 1994, for inclusion in the Proxy Statement and form of proxy for the 1995 Annual Meeting of Stockholders. Proposals should be sent to the attention of the Secretary.

                                 OTHER BUSINESS

     The Company knows of no other business to be presented at the Annual Meeting, but if further matters do properly come before the meeting, the proxy holders will vote your stock in accordance with their best judgment.

     Under the By-Laws of the Company, if a stockholder of record wishes to present a matter of business which may be properly brought before the Annual Meeting, the stockholder must give notice in writing to the Secretary of the Company no later than March 25, 1994. The notice must state a brief description of such business, the name and address of the stockholder, the number of shares of Common Stock owned by the stockholder, and any material interest of the stockholder in such business.

     YOU ARE URGED TO DATE, SIGN AND RETURN YOUR PROXY AS SOON AS POSSIBLE to make certain that your shares will be voted at the meeting. If you attend the meeting, as we hope you will, you may vote your shares in person.

                                          By Order of the Board of Directors


                                         Betty Ann M. Splinter
                                            Secretary

March 10, 1994